EXHIBIT 4.4


                   CULLEN/FROST BANKERS, INC. 2001 STOCK PLAN

SECTION 1.  ESTABLISHMENT AND PURPOSE

1.1 ESTABLISHMENT. Cullen/Frost Bankers, Inc. (hereinafter referred to as the "Company") hereby establishes an incentive stock plan for key employees, as described herein, which shall be known as the Cullen/Frost Bankers, Inc. 2001 Stock Plan (hereinafter referred to as the "Plan").

1.2 PURPOSE. The purpose of the Plan is to enable the Company and its subsidiaries and affiliates to retain and motivate key employees, and to encourage stock ownership by such key employees, by providing them with a means to acquire and increase their proprietary interest in the success of the Company.

1.3 INCENTIVES. Incentives under the Plan may be granted in any one or a combination of :

        (a)     Incentive Stock Options;

        (b)     Nonqualified Stock Options;

        (c)     Stock Appreciation Rights; and

        (d)     Restricted Stock.

1.4 EFFECTIVE DATE. This Plan shall become effective upon its adoption by the Board of Directors; provided, however, that the validity of the Plan and any Incentive provided hereunder is subject to approval of the Plan at the next shareholders meeting following its adoption by the Board of Directors. If the shareholders fail to timely approve the Plan, the Plan and any Incentive that may be issued hereunder shall be null and void.

SECTION 2.  DEFINITIONS

2.1 DEFINITIONS. Whenever used herein, the following terms shall have the meanings set forth below.

        (a) "Board of Directors" means the Board of Directors of the Company.

        (b) "Change-in-Control" of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied:

                (i) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change-in-Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities or
                        (D) a transaction (other than one described in (ii) below) in which Company Voting Securities are acquired from the Company, if a majority of the


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                        Incumbent Directors approve a resolution providing
                        expressly that the acquisition pursuant to this clause
                        (D) does not constitute a Change-in-Control under this paragraph (i);

                (ii) the regulatory and shareholder approval of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) more than 60% of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among (and only among) the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least 50% of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination; or

                (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a) or (b) of this section) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

                (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company's assets.

                Notwithstanding the foregoing, a Change-in-Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change-in-Control of the Company shall then occur.


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        (c)     "Code" means the Internal Revenue Code of 1986, as amended.

        (d) "Committee" means the Compensation and Benefits Committee of the Board of Directors.

        (e) "Covered Employee" means a Participant who, as of the date of grant of an Incentive, as applicable, is one of the group of "covered employees," as defined in Code Section 162(m), or any successor statute and the regulations promulgated thereunder, or any other participant as determined by the Committee in its discretion.

        (f) "Disability" means a total and permanent disability as defined in the Company's basic retirement plan, as may be amended from time to time.

        (g) "Employee" means any person employed by the Company or a subsidiary or affiliate.

        (h) "Incentive" means a Restricted Stock, Incentive Stock Option, Nonqualified Stock Option, or Stock Appreciation Right granted pursuant to the Plan.

        (i) "Incentive Stock Option" means a Stock Option meeting the requirements of Section 422 of the Code.

        (j) "Nonqualified Stock Option" means any Stock Option, other than an Incentive Stock Option.

        (k) "Participant" means any Employee selected by the Committee to receive a grant of an Incentive under the Plan.

        (l) "Performance-Based Exception" means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

        (m) "Restricted Stock" means Stock granted to a Participant pursuant to Section 6 of the Plan.

        (n) "Restriction Period" means that period of time determined by the Committee during which the transfer of shares of Restricted Stock is restricted and such shares of Restricted Stock are subject to forfeiture.

        (o) "Retirement" shall be as defined in the Company's basic retirement plan.

        (p) "Stock" means the Common Stock, par value $0.01 per share, of the Company.

        (q) "Stock Appreciation Right" means the right to receive the appreciation in the fair market value of shares of Stock granted pursuant to Section 8 of the Plan.

        (r) "Stock Option" means any Incentive Stock Option or Nonqualified Stock Option granted pursuant to the Plan.

2.2 GENDER AND NUMBER. Except when otherwise indicated by the context, words in the masculine gender when used in the Plan also shall include the feminine and neuter genders, the singular shall include the plural, and the plural shall include the singular.

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SECTION 3.     ELIGIBLE EMPLOYEES

3.1 ELIGIBLE EMPLOYEES. Employees, who, in the opinion of the Committee, are from time to time materially responsible for the management, growth, and protection of a material part or all of the business or functions of the Company or a subsidiary or affiliate of the Company shall be eligible to be granted Incentives under the Plan.

SECTION 4.     ADMINISTRATION

4.1 ADMINISTRATION. The Committee shall be responsible for the administration and interpretation of the Plan. The Committee is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurance deemed necessary or advisable to protect the interest of the Company, and to make all of the determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final and binding and conclusive for all purposes and upon all persons whomsoever.

4.2 ADJUSTMENT FOR RECAPITALIZATION, MERGER AND SIMILAR TRANSACTIONS. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure of shares of capital stock of the Company, adjustments in the number and kind of shares authorized by the Plan; in the number and kind of shares covered by Incentives granted; in the case of Stock Options, in the option price; and in the case of Stock Appreciation Rights, in the Stock Option purchase price, or fair market value, as appropriate shall be made by the Committee in its sole discretion.

SECTION 5.     STOCK SUBJECT TO THE PLAN

5.1 NUMBER OF SHARES AVAILABLE FOR GRANT. Subject to adjustment as provided in Section 5.2 herein, the number of Shares hereby reserved for issuance to Participants under the Plan shall be 4,830,790. This number includes 2,750,000 new shares available under this plan and 2,080,790 shares that are still available under the 1992 Cullen Frost Stock Plan. In no event may greater than 429,970 shares be available for issuance with respect to grants of Restricted Stock under the Plan. The following rules shall apply to grants of such Incentives under the Plan:

        (a) Stock Options: The maximum aggregate number of shares of Common Stock that may be granted in the form of Stock Options, granted in any one fiscal year to any one single Participant shall be four hundred thousand (400,000).

        (b) Stock Appreciation Rights: The maximum aggregate number of shares of Common Stock that may be granted in the form of Stock Appreciation Rights granted in any one fiscal year to any one single Participant shall be four hundred thousand (400,000).

        (c) Restricted Stock: The maximum aggregate number of shares of Common Stock that may be grant with respect to Incentives granted in the form of Restricted Stock in any one fiscal year to any one single Participant shall be one hundred fifty thousand (150,000) shares of Common Stock.

        (d) Restricted Stock Units: The maximum aggregate number of shares of Common Stock that may be granted in the form of Restricted Stock Units in any one fiscal year to any one single Participant shall be one hundred fifty thousand (150,000) shares of Common Stock.

5.2 UNUSED STOCK. In the event any Incentive granted under the Plan expires, terminates, is canceled or is forfeited and reacquired by the Company, the shares of stock subject to or reserved for such Incentive again shall be available for issuance under the Plan.


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5.3     PERFORMANCE MEASURES. The general performance measures to be used to determine the degree of payout and/or vesting with respect to Incentives granted to Covered Employees which are designed to qualify for the Performance-Based Exception shall be chosen from among:

        (a)     return on equity;

        (b)     earnings per share;

        (c)     operating cash flow;

        (d)     gross revenue;

        (e)     income before taxes;

        (f)     net income;

        (g)     return on revenue; and

        (h)     stock price appreciation.

        The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance goals, provided, however, that Incentives held by Covered Employees, may not be adjusted upward (the Committee shall retain the discretion to adjust such Incentives downward).

        In the event that the Committee determines that it is advisable to grant Incentives which shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code Section 162(m).

SECTION 6.  RESTRICTED STOCK AND RESTRICTED STOCK UNITS

6.1 GRANT OF RESTRICTED STOCK. The Committee may, in its discretion, grant Incentives to Participants from time to time in the form of Restricted Stock and shall determine the number of shares or units of Restricted Stock which will be granted to a Participant.

6.2 RESTRICTED STOCK AGREEMENT. Each grant of shares or units of Restricted Stock shall be evidenced by a Restricted Stock Agreement and shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe.

6.3 RESTRICTION PERIOD. At the time of the grant of shares or units of Restricted Stock, the Committee shall select the Restriction Period to apply to the shares or units of Restricted Stock.

6.4 NONTRANSFERABILITY OF RESTRICTED STOCK. Prior to the lapse of restrictions as provided in Section 6.5, shares or units of Restricted Stock may not be sold, exchanged, transferred, pledged, assigned, or otherwise alienated, hypothecated, whether voluntarily or involuntarily.

6.5 REMOVAL OF RESTRICTIONS. Except as otherwise provided in Section 6.9, and subject to Section 6.6, shares or units of Restricted Stock covered by each Restricted Stock grant made under this Plan shall become freely transferable by the Participant after the expiration of the Restriction Period or upon satisfaction of other conditions as specified by the Committee in its sole discretion.

6.6 OTHER RESTRICTIONS. The Company shall impose such other restrictions on any shares or units granted pursuant to this Plan as it may deem advisable including, without limitation, restrictions under applicable Federal laws, under the requirements of any stock exchange or interdealer quotation system upon which share or shares of the same class are then listed or quoted and under blue sky or state securities laws applicable to such shares. The Company may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

6.7 CERTIFICATE LEGEND. In addition to any legends placed on certificates pursuant to Section 6.6 hereof, each certificate representing shares of Restricted Stock granted pursuant to


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        the Plan shall bear the following legend: The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Cullen/Frost Bankers, Inc. 2001 Stock Plan, and a Restricted Stock Agreement dated at the time the restriction is granted. A copy of the Plan, such rules, and the Restricted Stock Agreement may be obtained from the Secretary of Cullen/Frost Bankers, Inc.

6.8 VOTING RIGHTS AND DIVIDENDS WITH RESPECT TO RESTRICTED STOCK. With respect to shares of Restricted Stock, prior to the lapse of restrictions under Section 6.5, except as provided in the Restricted Stock Agreement each Participant shall generally have the rights and privileges of a shareholder, including the right to vote the shares and to receive dividends and other distributions made with respect to the shares; provided, however, that the shares of Restricted Stock shall be subject to all the terms, conditions, and restrictions of the Plan and the Restricted Stock Agreement, including, without limitation, the provisions of this Section 6.

6.9 CHANGE-IN-CONTROL. In the event of a Change-in-Control, the applicable Restriction Period with respect to all outstanding shares or units of Restricted Stock shall automatically terminate.

SECTION 7.  STOCK OPTIONS

7.1 GRANT OF STOCK OPTIONS. The Committee may, in its discretion, grant Stock Options which are Incentive Stock Options or Nonqualified Options, and such Stock Options shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe.

7.2 OPTION AGREEMENTS. Each Stock Option shall be evidenced by an Option Agreement and shall contain such terms and conditions as may be approved by the Committee. Each Incentive Stock Option and all rights granted thereunder shall not be transferable other than by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by the optionee or his guardian or legal representative. Each Incentive Stock Option and all rights granted thereunder shall not be transferable other than by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by the optionee or his guardian or legal representative. Except as may be otherwise provided by the Committee, each Nonqualified Stock Option and all rights granted thereunder shall not be transferable other than by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by the optionee or his guardian or legal representative.

7.3 OPTION PRICE--MEDIUM OF PAYMENT. The purchase price of Stock issued under each Stock Option shall be determined by the Committee, but shall not be less than the fair market value (as determined by the Committee) of the Stock subject to the Stock Option at the time the Stock Option is granted. Payment of such purchase price shall be made in cash or, if provided in the Option Agreement, payment of such purchase price may be in shares of Stock which have been held by the Participant for more than six months, or any combination of both cash and shares of Stock; in such case, shares of Stock delivered to the Company as payment for Stock issued upon exercise of an Option shall be valued at their fair market value (as determined by the Committee) or their par value, if higher.

        The purchase price of Stock issued under each Stock Option shall not be repriced without prior shareholder approval.

7.4 EXERCISE OF STOCK OPTION. The shares covered by a Stock Option may be purchased in such installments and on such exercise dates as the Committee may determine. Any shares not purchased on the applicable exercise date may be purchased thereafter at any time prior to the expiration of the Stock Option.


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7.5     MERGER OR CONSOLIDATION. If the Company merges or consolidates with one or more corporations and the Company shall be the surviving corporation (other than as a subsidiary of another corporation or other entity), thereafter upon any exercise of a Stock Option theretofore granted the optionee shall be entitled to purchase under such Stock Option, in lieu of the number of shares of Stock as to which such Stock Option would be exercisable, the number and class of shares of stock and securities to which the Participant would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, the Participant had been the holder of record of the number of shares of Stock as to which such Stock Option would be exercisable.

7.6 CHANGE-IN-CONTROL. If at any time there shall occur a Change-in-Control, then the time at which the Stock Option evidenced thereby may be exercised shall be accelerated and the Stock Option shall immediately become exercisable in full.

SECTION 8.  STOCK APPRECIATION RIGHTS

8.1 GRANT OF STOCK APPRECIATION RIGHT. The Committee may, in its discretion, grant Stock Appreciation Rights in tandem with a Stock Option, in addition to a Stock Option or freestanding and unrelated to a Stock Option. If a Stock Appreciation Right is granted otherwise than in tandem with a Stock Option, the Committee shall determine the number of shares of Stock covered by such Stock Appreciation Right. Stock Appreciation Rights shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe.

8.2 TIME AND PERIOD OF GRANT. If a Stock Appreciation Right is granted with respect to a Stock Option, it may be granted at the time of the grant of the Stock Option or at any time thereafter. If a Stock Appreciation Right is granted in tandem with any Stock Option at the time the Stock Appreciation Right is granted the Committee may limit the exercise period for such Stock Appreciation Right. In no event shall the exercise period for a Stock Appreciation Right in tandem with any Stock Option exceed the exercise period for such Stock Option. If a Stock Appreciation Right is granted without being related to an underlying Stock Option, the period for exercise of the Stock Appreciation Right shall be set by the Committee at the time of grant.

8.3 VALUE OF STOCK APPRECIATION RIGHT. If a Stock Appreciation Right is granted in tandem with a Stock Option, the Participant will be entitled to surrender the Stock Option at any time such Stock Option is exercisable and receive in exchange therefore an amount equal to (i) the excess of the fair market value of one share of the Stock on the date the election to surrender is received by the Company over the Stock Option purchase price, multiplied by (ii) the number of shares of Stock covered by the Stock Option which is surrendered. If a Stock Appreciation Right is granted otherwise than in tandem with a Stock Option, the Participant will receive upon exercise of the Stock Appreciation Right an amount equal to (i) the excess of the fair market value of one share of the Stock on the date the election to exercise such Stock Appreciation Right is received by the Company over the fair market value of one share of the Stock on the date of grant, multiplied by (ii) the number of shares of Stock covered by the Stock Appreciation Right.

8.4 PAYMENT OF STOCK APPRECIATION RIGHT. Payment of a Stock Appreciation Right shall be in the form of shares of Common Stock, cash, or any combination of shares and cash. The form of payment upon exercise of such a right shall be determined by the Committee either at the time of grant of the Stock Appreciation Right or at the time of exercise of the Stock Appreciation Right.

8.5 CHANGE-IN-CONTROL. If at any time there shall occur a Change-in-Control, then the time at which the Stock Appreciation Right may be exercised shall be accelerated and the Stock Appreciation Right shall immediately become exercisable in full.


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SECTION 9.  MISCELLANEOUS

9.1 NO RIGHT TO EMPLOYMENT. Nothing in the Plan or in the terms of any Incentive granted under the Plan shall in any manner be construed to limit or restrict in any way the right of the Company or its subsidiaries or affiliates to terminate any Participant's employment at any time and without regard to the effect of such termination on the Participant under the Plan, nor confer upon any Participant any right to continue in the employ of the Company or its subsidiaries or affiliates.

9.2 TAX WITHHOLDING. The Company shall have the right to deduct from all payments any Federal, state, or local taxes required by law to be withheld with respect to such payments, and the Participant or other person receiving shares of Stock pursuant to the Plan may be required to pay the Company, as appropriate, the amount of any such taxes which the Company is required to withhold with respect to such Stock. A Participant may elect to have a portion of the shares of Stock which would otherwise be transferred to the Participant under the Plan withheld by the Company to satisfy the tax withholding requirement of this Section.

9.3 GOVERNING LAW. The Plan, and all agreements and other documents delivered hereunder, shall be construed in accordance with and governed by the laws of the State of Texas.

9.4 EXPENSE OF PLAN. The expenses of administering the Plan shall be borne by the Company.

9.5 AMENDMENT OR TERMINATION OF THE PLAN. The Board of Directors in its discretion may amend or terminate the Plan at any time; provided, that no amendment or termination that shall affect any Incentive theretofore granted may be made which would impair the rights of the Participant without the consent of such Participant.

9.6 DURATION OF THE PLAN. Subject to the Board's right to earlier terminate the Plan pursuant to Section 9.5 hereof, the Plan shall terminate not later than ten (10) years after the date of adoption of the Plan by the Board and no Incentives shall be granted after termination of the Plan; provided, however, that termination of the Plan will not adversely affect any Incentives granted prior to termination of the Plan.

9.7 COMPLIANCE WITH CODE SECTION 162(M). At all times when Code Section 162(m) is applicable, all Incentives granted under this Plan shall comply with the requirements of Code Section 162(m); provided, however, that in the event the Board determines that such compliance is not desired with respect to any Incentive or Incentives available for grant under the Plan, then compliance with Code Section 162(m) will not be required.

9.8 POOLING OF INTERESTS ACCOUNTING. Notwithstanding any other provision of the Plan to the contrary, in the event that the consummation of a Change-in-Control is contingent on using the pooling of interests accounting methodology, the Board may take any action necessary to preserve the use of pooling of interests accounting, even if it would conflict with the terms of the Plan or any Incentive or adversely affect the rights of any Participant.

9.9 LIMITED TRANSFERABILITY. Each Incentive, and each right under any Incentive, shall be exercisable only by the Participant during the Participant's lifetime, or, if permissible under applicable law, by the Participant's guardian or legal representative as determined by the Committee; provided, however, that Incentives under the Plan may be transferred to immediate family members, family trusts, or other organizations as determined by the Committee, except as otherwise provided in Section 7.2.